Exhibit 99.1

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100	Cody Phipps
Deerfield, IL 60015-2559	President and Chief Executive Officer
or
Fareed Khan
Senior Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS RECORD

SECOND QUARTER 2013 EARNINGS PER SHARE

DEERFIELD, Ill., July 22, 2013 – United Stationers Inc. (NASDAQ: USTR) reported strong second quarter 2013 earnings.

Second Quarter Financial Summary

•	Diluted earnings per share grew by 30% to $0.86 versus $0.66 in the prior-year quarter.

•	Net sales were $1.3 billion, flat with the prior year.

•	Second quarter gross margin was $201.9 million or 15.8% of sales, compared with $188.3 million or 14.8% of sales in the prior-year quarter.

•	Operating expenses were $143.0 million or 11.2% of sales, compared with $137.9 million or 10.8% of sales in the prior-year quarter.

•	Operating income was up 17% to $58.9 million or 4.6% of sales, versus $50.3 million or 3.9% of sales in the prior-year quarter.

•	Net income increased by 28% to $34.7 million compared with $27.0 million in the prior-year quarter.

•

Net cash provided by operating activities for the three months ended June 30, 2013 totaled $58.7 million versus $20.4 million in the prior-year period. Share repurchases totaled $32.7 million for approximately 1.0 million shares during the three months ended June 30, 2013.

“We are pleased to report another quarter of strong results,” said Cody Phipps, president and chief executive officer. “Our strategic initiatives are working, we are in a strong financial position, and we continue to make excellent progress in developing talent and strengthening our purpose-driven culture. The OKI Supply acquisition, our recent restructuring actions, investments in growth businesses and ongoing cost actions were important factors in enabling us to deliver solid net income and EPS growth in a soft demand environment while we continued to focus on the fundamentals that ensure long-term success.”

Second Quarter Performance

Sales of $1.3 billion for the second quarter were flat to the prior year quarter. Strong growth was seen in the industrial supplies category with sales up 31.5%, which benefited from the acquisition of OKI Supply in the fourth quarter of 2012. Janitorial/breakroom sales for the second quarter grew 2.6%. Sales for office products, technology, and furniture categories were down 4.0%, 6.3% and 5.0%, respectively reflecting a soft demand environment.

(1)	This is non-GAAP information. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release. Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Reports Record Second Quarter 2013 Earnings Per Share

Gross margin for the quarter was $201.9 million or 15.8% of sales, compared with $188.3 million or 14.8% of sales in the year-ago quarter. Gross margin improved due to a more favorable product mix, margin improvement initiatives, and higher purchase-related supplier allowances. War on Waste (WOW) cost savings also contributed to the improvement in gross margin.

Second quarter 2013 operating expenses were $143.0 million or 11.2% of sales compared with $137.9 million or 10.8% of sales, in the second quarter of 2012. These results reflected investments in growth businesses, the OKI acquisition, and variable management compensation partially offset by savings from our restructuring programs and ongoing cost savings initiatives.

Operating income for the quarter ended June 30, 2013 grew by 17% to $58.9 million or 4.6% of sales, versus $50.3 million or 3.9% of sales in the second quarter of 2012.

Diluted earnings per share for the latest quarter were up 30% to $0.86, compared with $0.66 in the prior-year period. Earnings per share in the 2013 quarter were favorably affected by increased operating income and lower interest expense.

Six-Month Performance

Sales in the first half of 2013 were $2.5 billion, flat compared with the prior-year period. This was led by a 33.5% increase in industrial supplies and a 2.8% increase in janitorial/breakroom after adjusting for workdays. Office products were down by 5.2%, furniture sales were down 4.1% and technology sales declined 6.1%.

Gross margin for the first half of 2013 was $390.5 million or 15.5% of sales, compared to $369.2 million or 14.5% of sales in the same prior-year period. The primary drivers of this increase were a shift to a higher margin mix, ongoing margin improvement initiatives, and higher purchase-related supplier allowances.

Operating expenses in 2013 were $306.3 million or 12.1% of sales, compared with $287.3 million or 11.3% of sales. Included in these results are a $14.4 million first quarter 2013 charge and a $6.2 million first quarter 2012 charge, both associated with workforce reduction and facility closure programs. Excluding these items, operating expenses in 2013 were $291.9(1) or 11.6%(1) of sales, compared with the prior year of $281.0 million(1) or 11.0%(1) of sales.

Operating income for the first half of 2013 was $84.2 million or 3.3% of sales, compared with $81.9 million or 3.2% of sales in the prior year period. Excluding the items mentioned above, operating income through the first six months of 2013 was $98.6(1) million or 3.9%(1) of sales, compared with $88.2 million(1) or 3.5%(1) of sales in the same period last year.

Diluted earnings per share for the first half of 2013 were $1.20 versus $1.01 in the first half of 2012. Excluding the items mentioned above, diluted earnings per share for the first half of 2013 were up 28% to $1.42(1), compared with $1.11(1) in the prior-year period.

Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities for the six months ended June 30, 2013 was $45.3 million, compared with $48.3 million in the same period last year. Cash flow used in investing activities totaled $13.5 million in 2013, compared with $10.2 million in the same period last year. Capital spending for 2013 is expected to be approximately $35 million.

The company currently has approximately $1.0 billion of total committed debt capacity and $518.5 million outstanding at June 30, 2013. Debt-to-total capitalization declined to 40.5% at June 30, 2013 from 43.3% at June 30, 2012. During the latest six months, the company paid $39.8 million to acquire approximately 1.2 million shares and paid cash dividends of $11.2 million to common shareholders.

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United Stationers Reports Record Second Quarter 2013 Earnings Per Share

Outlook

“We continue to strengthen our core businesses while diversifying our portfolio into categories that are highly relevant to our customers while leveraging our capabilities and supply chain infrastructure,” stated Phipps. “A soft demand environment will necessitate a strong focus on the fundamentals and close management of our cost structure in the near term as we invest in the future. We expect the benefits from the OKI acquisition and our restructuring actions to continue into the second half of the year. We will keep our businesses healthy and profitable while we enhance shareholder value through earnings growth, accretive acquisitions, dividends and share repurchases.”

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Tuesday, July 23, 2013, at 10:00 a.m. CDT, to discuss second quarter 2013 results. To participate, callers within the U.S. and Canada should dial (877) 317-6789, and international callers should dial (412) 317-6789 approximately 10 minutes before the presentation. The passcode is “10029341.” To listen to the webcast, participants should visit the Investors section of the company’s website (link: http://investors.unitedstationers.com), and click on the “Q2-13 Earnings Release” button on the right side of the page, several minutes before the event is broadcast. Interested parties can access an archived version of the call, this news release, a financial slide presentation and other information related to the call, also located on the Investors section of United Stationers’ website, about two hours after the call ends. You may also download the native iOS United Stationers iPhone app by visiting Apple’s App Store and searching for the United Stationers app, or you may view the app in your internet browser by clicking on this URL: http://investors.unitedstationers.com/m/. The browser app can be viewed on all supported smartphone devices including iPhone®, AndroidTM and BlackBerry® devices.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they offer; United’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of a loss of, or substantial decrease in, the availability of products or service from key vendors at competitive prices; United’s ability to maintain its existing information technology systems and the systems and eCommerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of United’s customers; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s success in effectively identifying, consummating and integrating acquisitions; the risks and expense associated with United’s obligations to maintain the security of private information provided by United’s customers; the costs and risks related to compliance with laws, regulations and industry standards affecting United’s business; the availability of financing sources to meet United’s business needs; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

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United Stationers Reports Record Second Quarter 2013 Earnings Per Share

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2012 net sales of $5.1 billion. The company stocks a broad and deep line of approximately 130,000 items on a national basis, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network currently comprised of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and offer next-day delivery to major cities in Mexico and Canada. For more information, visit unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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United Stationers Reports Record Second Quarter 2013 Earnings Per Share

United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$1,274,494	$1,275,710	$2,524,979	$2,547,357
Cost of goods sold	1,072,558	1,087,451	2,134,518	2,178,169

Gross profit	201,936	188,259	390,461	369,188
Operating expenses:
Warehousing, marketing and administrative expenses	143,009	137,935	306,293	287,272

Operating income	58,927	50,324	84,168	81,916
Interest expense, net	2,856	7,070	5,969	14,236

Income before income taxes	56,071	43,254	78,199	67,680
Income tax expense	21,401	16,225	29,655	25,539

Net income	$34,670	$27,029	$48,544	$42,141

Net income per common share – diluted	$0.86	$0.66	$1.20	$1.01

Weighted average number of common shares – diluted	40,328	40,887	40,475	41,626

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United Stationers Reports Record Second Quarter 2013 Earnings Per Share

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	(unaudited)		(audited)
	As of June 30,		As of
	2013	2012	Dec. 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$21,117	$14,559	$30,919
Accounts receivable, net	662,195	655,018	658,760
Inventories	732,202	692,939	767,206
Other current assets	26,014	30,857	30,118

Total current assets	1,441,528	1,393,373	1,487,003
Property, plant and equipment, net	139,098	124,583	143,523
Goodwill	358,427	328,061	357,226
Intangible assets, net	64,713	53,756	67,192
Other long-term assets	26,598	21,958	20,260

Total assets	$2,030,364	$1,921,731	$2,075,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$475,207	$446,644	$495,278
Accrued liabilities	176,394	171,920	205,228
Short-term debt	1,200	50,000	—

Total current liabilities	652,801	668,564	700,506
Deferred income taxes	16,693	14,203	18,054
Long-term debt	517,285	477,140	524,376
Other long-term liabilities	83,059	72,613	94,176

Total liabilities	1,269,838	1,232,520	1,337,112
Stockholders’ equity:
Common stock, $0.10 par value; authorized – 100,000,000 shares, issued – 74,435,628 shares in 2013 and 2012	7,444	7,444	7,444
Additional paid-in capital	408,419	405,461	404,196
Treasury stock, at cost – 34,605,362 and 33,890,478 shares at June 30, 2013 and 2012, respectively and 34,116,220 shares at December 31, 2012	(986,949)	(957,029)	(963,220)
Retained earnings	1,380,727	1,284,538	1,343,437
Accumulated other comprehensive loss	(49,115)	(51,203)	(53,765)

Total stockholders’ equity	760,526	689,211	738,092

Total liabilities and stockholders’ equity	$2,030,364	$1,921,731	$2,075,204

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United Stationers Reports Record Second Quarter 2013 Earnings Per Share

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	For the Six Months Ended June 30,
	2013	2012
Cash Flows From Operating Activities:
Net income	$48,544	$42,141
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,381	17,338
Share-based compensation	5,538	3,165
(Gain) loss on the disposition of plant, property and equipment	(219)	49
Amortization of capitalized financing costs	446	498
Excess tax benefits related to share-based compensation	(1,545)	(159)
Deferred income taxes	(7,195)	(3,474)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
(Increase) decrease in accounts receivable, net	(4,036)	4,425
Decrease in inventory	31,604	48,924
Decrease in other assets	997	15,455
Decrease in accounts payable	(36,236)	(32,178)
Increase (decrease) in checks in-transit	16,094	(20,324)
Decrease in accrued liabilities	(20,757)	(14,283)
Decrease in other liabilities	(7,366)	(13,244)

Net cash provided by operating activities	45,250	48,333
Cash Flows From Investing Activities:
Capital expenditures	(17,044)	(10,342)
Proceeds from the disposition of property, plant and equipment	3,522	103

Net cash used in investing activities	(13,522)	(10,239)
Cash Flows From Financing Activities:
Net (repayments) borrowings under debt arrangements	(5,891)	30,384
Net proceeds (disbursements) from share-based compensation arrangements	14,366	(583)
Acquisition of treasury stock, at cost	(39,810)	(54,311)
Payment of cash dividends	(11,220)	(10,848)
Excess tax benefits related to share-based compensation	1,545	159
Payment of debt issuance costs	(410)	(121)

Net cash used in financing activities	(41,420)	(35,320)
Effect of exchange rate changes on cash and cash equivalents	(110)	2

Net change in cash and cash equivalents	(9,802)	2,776
Cash and cash equivalents, beginning of period	30,919	11,783

Cash and cash equivalents, end of period	$21,117	$14,559

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United Stationers Reports Record Second Quarter 2013 Earnings Per Share

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income, and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Six Months Ended June 30,
	2013		2012
	Amount	% to Net Sales	Amount	% to Net Sales
Net sales	$2,524,979	100.00%	$2,547,357	100.00%

Gross profit	$390,461	15.46%	$369,188	14.49%
Operating expenses	$306,293	12.13%	$287,272	11.28%
Worforce reduction and facility closure charge	(14,432)	(0.57)	(6,247)	(0.25)

Adjusted operating expenses	$291,861	11.56%	$281,025	11.03%

Operating income	$84,168	3.33%	$81,916	3.21%
Operating expense items noted above	14,432	0.57	6,247	0.25

Adjusted operating income	$98,600	3.90%	$88,163	3.46%

Net income	$48,544		$42,141
Operating expense items noted above, net of taxes	8,948		3,873

Adjusted net income	$57,492		$46,014

Diluted earnings per share	$1.20		$1.01
Per share operating expense items noted above	0.22		0.10

Adjusted diluted earnings per share	$1.42		$1.11

Adjusted diluted earnings per share — growth rate over the prior year period	28%
Weighted average number of common shares — diluted	40,475		41,626

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share for the six months ended June 30, 2013 and June 20, 2012, exclude the effects of a $14.4 million charge and $6.2 million charge, each related to workforce reductions and facility closures, respectively. Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income. Management believes that excluding these items is an appropriate comparison of its ongoing operating results to last year. It is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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